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                                                                    EXHIBIT 99.1

                         [Washington Group Letterhead]

                                  JUNE 18, 2002

              Washington Group Exceeds Target for New Work Booked;
                     COMPANY ADDED $1.3 BILLION IN NEW WORK
                        DURING FIRST FIVE MONTHS OF 2002

     Boise, Idaho - Washington Group International, Inc. announced today that it booked $1.3 billion in new work during the first five months of 2002, exceeding its target by more than $200 million.

     "Our intention was to emerge from financial reorganization with a strong effort and we are doing even better than we planned," said Stephen G. Hanks, Washington Group president and chief executive officer. "The numbers clearly show that we consistently provide our clients with exceptional construction and engineering services, and clients demonstrate their satisfaction by requesting additional services on existing contracts, and by awarding contracts for new projects."

     As previously reported, revenues for 2002 remain steady and are consistent with expectations. The company estimates that its revenues for the first three months ended March 29, 2002 will exceed $950 million.

     The company's backlog at the end of May 2002 stood at $3.1 billion, compared to a target of $2.9 billion. In our industry, backlog represents the revenue that is expected to be reflected over the remaining life of the projects in process and is the key predictor of future earnings potential. Although backlog reflects business that is considered to be firm, cancellations or work-scope adjustments may occur.

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     Washington Group uses the following approach to new work bookings and backlog:

     o Most of the company's government contracts cover several years. However, they are subject to annual appropriations by Congress. To account for the risk that future amounts may not be appropriated, Washington Group only includes the most immediate two years of forecast in its backlog.

     o Mining contracts are entered into for varying periods of time up to the life of the resource. For new work booking and backlog purposes, Washington Group limits the amount recorded for mining operation contracts to five years.

     o Other characteristics of contracts, such as "at risk" and "agency" relationships are evaluated in order to properly record the expected gross revenue or net fee as new work.

     "The purpose of this announcement is to communicate the news about our ability to book new work," said Hanks. "Not only did we have a better than expected first quarter, but the second quarter is tracking above target through May in terms new work bookings, despite some weakness in the overall economy in the United States."

     For the first five months of the year, new work booked in the company's Washington Power business unit was nearly double the expectations with significant expansions of work at three power generating plants and the modification of an emissions-cleaning system.

     New work from the company's Washington Infrastructure business unit was also strong with a major expansion to a light-rail contract in the eastern U.S.

     For the Washington Industrial/Process business unit, new work booked was principally in the biopharmaceutical, automotive, processing, and management services markets. New work from the government markets represented by Washington Group's Defense, and Energy & Environment business units remained strong. Many of the contracts held by the government

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units are for long-term operation and management services.

     "Our employees, clients and partners have been extremely supportive during the reorganization process which is now behind us," said Hanks. "This continued support enables us to provide superior customer service and strengthen long-term relationships, which in turn build long-term value in Washington Group. Our job is to identify new opportunities, win new contracts and perform the work in a safe, timely and efficient manner.

     "Customer support over the long run will allow us to attract and retain the best and brightest employees in the industry."

     Washington Group International, Inc., is a leading international engineering and construction firm. With more than 35,000 employees at work in 43 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in 14 major markets.

                           ARTICLE I. Markets Served

Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

                                      # # #

This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as MAY, WILL, COULD, SHOULD, EXPECT, ANTICIPATE, INTEND, PLAN, ESTIMATE, or CONTINUE or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.